PRODUCT SUPPLEMENT NO. FX-1               REGISTRATION STATEMENT NO. 333-137215
DATED MAY 19, 2008                                               RULE 424(B)(3)
TO PROSPECTUS DATED SEPTEMBER 8, 2006

                                                                     [GRAPHIC]

HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED MEDIUM-TERM NOTES WITH A RETURN LINKED TO THE SPOT RATES OF ONE OR MORE CURRENCIES.

GENERAL

     o Hartford Life Insurance Company may offer and sell from time to time principal protected, medium-term, currency-linked notes, the return on which is linked to the United States Dollar ("Dollar") exchange rate for one or more foreign currency or currencies (each a "Currency" or collectively, the "Currencies"), as described in the applicable pricing supplement (herein, "notes"). The Currency or Currencies used in conjunction with a note will be specified in the pricing supplement for your notes and are collectively referred to herein as "Basket". This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus.

     o The notes will be denominated in Dollars. All payments will be made in Dollars.

     o You will receive 100% of the principal amount of your notes at maturity. You may also receive a Supplemental Payment.

     o Unless otherwise specified in the pricing supplement, we will not pay interest on the notes.

     o The amount of the Supplemental Payment, if any, will be based on the performance of the Basket over the term of your notes (the "Basket Return"), and the specific terms of the notes as set forth in the pricing supplement.

     o The Basket Return will be linked to the Spot Rates of one or more Currencies included in the Basket, as described in the pricing supplement.

     o In general, the amount of your Supplemental Payment, if any, will depend on whether the Currencies either appreciate or depreciate relative to the Dollar over the term of the notes. The pricing supplement will describe whether a Supplemental Payment is dependent on the appreciation or depreciation in the value of the Currencies.

         o "Bearish" notes are those that generate a Supplemental Payment if the Currencies depreciate in value, relative to the Dollar. For "bearish" notes, the Currency Return is determined using Spot Rates based upon rates to purchase the relevant Currency with Dollars.

         o "Bullish" notes are those that generate a Supplemental Payment if the Currencies appreciate in value, relative to the Dollar. For "bullish" notes, the Currency Return is determined using Spot Rates based upon rates to purchase Dollars with the relevant Currency.

        See "Currencies and Currency Spot Rates" at page PS-15, below.

     o Investing in the notes is not equivalent to investing in the Currencies directly or investing in securities, demand deposits or other investments denominated in those Currencies.

     o For information about tax considerations relating to an investment in the notes (including the requirement that, regardless of your method of tax accounting, you may have to report income currently, regardless of when or if a corresponding amount of cash is received), see "Additional Material United States Federal Income Tax
        Considerations" beginning on page PS-16.

     o The specific terms of your notes will be contained in a pricing supplement for your notes (herein the "pricing supplement"). A copy of the pricing supplement will be provided to you along with a copy of this product supplement. The pricing supplement also may add to, update, supplement or clarify information in this product supplement or the prospectus. You should carefully review this product supplement and the pricing supplement including such additional, updated, supplemental or clarifying information as may be incorporated by reference thereto.

KEY TERMS


Basket:                                                        The Basket will be composed of the Currency or Currencies
                                                               specified in the pricing supplement. The pricing supplement will also specify the respective weightings of each Currency in the Basket.

Spot Rate:                                                     The exchange rate at a point in time to convert a specified
                                                               Currency into Dollars or to convert Dollars into a specified
                                                               Currency, as described in the pricing supplement. The
                                                               pricing supplement will indicate whether the Spot Rates
                                                               reflect the purchase of the other Currency with Dollars or the purchase of Dollars with the other Currency. Spot Rates reflecting the purchase of the other Currency with Dollars
                                                               (e.g., "USD/GBP Spot Rate") are likely to generate a
                                                               Supplemental Payment if the other Currency depreciates
                                                               against the Dollar. Spot Rates in which the Currency Return is based upon rates to purchase Dollars with the other
                                                               Currency (e.g., "GBP/USD Spot Rate") are likely to generate a Supplemental Payment if the other Currency appreciates
                                                               against the Dollar.

                                                               Unless otherwise described in the pricing supplement, the
                                                               Calculation Agent will determine the spot rate for each
                                                               Currency by observing trades through Electronic Broking
                                                               Services, Reuters Dealing 3000 as of the Trade Date
                                                               specified in your pricing supplement and as of each
                                                               Valuation Date. See "Currencies and Currency Spot Rates"
                                                               below.

Initial Spot Rate:                                             For each Currency, the Spot Rate for such Currency on the
                                                               Trade Date specified in the pricing supplement.

Ending Spot Rate:                                              For each Currency, the Spot Rate for such Currency on any
                                                               Valuation Date, as determined by the Calculation Agent.

Currency Return:                                               On each Valuation Date, the Calculation Agent will determine the Currency Return for each Currency included in a Basket.
                                                               Unless otherwise specified in the pricing supplement, each
                                                               Currency Return is calculated as follows:

                                                                 Currency Return =   Ending Spot Rate - Initial Spot Rate
                                                                                     ------------------------------------
                                                                                             Initial Spot Rate


                                                               The Currency Return measures the appreciation or
                                                               depreciation of the particular Currency, relative to the
                                                               Dollar. Each Currency Return reflects the performance of the respective Currency, expressed as a percentage, from the
                                                               relevant initial level to the relevant ending level on such
                                                               Valuation Day.

Currency Weighting:                                            The percentage weight, expressed as a decimal, that each
                                                               Currency is given in the Basket. The Currency Weighting will be specified in the pricing supplement and will be fixed for the term of the notes unless otherwise specified in the
                                                               pricing supplement. The sum of the Currency Weightings will always equal 100%.

Basket Closing Level:                                          Unless otherwise specified in the pricing supplement, the
                                                               Basket Closing Level at the relevant time of calculation on any Business Day (defined below) will be calculated as
                                                               follows:

                                                                    100 x [1 + [SIGMA] (each Currency Return x each Currency
                                                                                        Weighting)]

                                                               Please see "Description of the Notes - Supplemental Payment
                                                               at Maturity" for an example.

Initial Basket Level:                                          Unless otherwise specified in the pricing supplement, the
                                                               "Initial Basket Level" for a Basket will equal 100. If the
                                                               Basket consists of a single Currency, the Initial



                                                               Basket Level may equal the Currency's Spot Rate on the
                                                               pricing date or such other date specified in the pricing
                                                               supplement. If so, the Spot Rate replaces 100 in the
                                                               calculation of the Basket Return.

Ending Basket Level:                                           The Basket Closing Level on the Valuation Date, or the
                                                               arithmetic average of the Basket Closing Levels on the
                                                               Valuation Dates, as specified in the pricing supplement.

Basket Return:                                                 Unless otherwise specified in the pricing supplement, on
                                                               each Valuation Date, the Calculation Agent will determine
                                                               the Basket Return as follows:


                                                                         Basket Return =   Ending Basket Level - 100
                                                                                           -------------------------
                                                                                                    100

                                                               If, for a single Currency Basket, that Currency's Spot Rate is used as the Initial Basket Level, then the Basket Return will equal the arithmetic average of the Currency Return on each Valuation Date, all determined as described above.

Supplemental Payment:                                          The Supplemental Payment per $1,000 principal amount of your notes paid at maturity, unless otherwise specified in the
                                                               pricing supplement will be:

                                                                      Supplemental Payment = ($1,000 x Basket Return x
                                                                      Participation Rate) - Off-Set Amount

                                                               PROVIDED that the Supplemental Payment will not be less than zero or the Minimum Supplemental Payment, if applicable, or greater than the Maximum Supplemental Payment, if
                                                               applicable.

Payment at Maturity:                                           Unless otherwise specified in the pricing supplement, at
                                                               maturity you will receive a cash payment for each $1,000
                                                               principal amount of your notes of $1,000 plus the
                                                               Supplemental Payment. The Supplemental Payment may be zero or may equal the Minimum Supplemental Payment, if
                                                               applicable. In no event will it be greater than the Maximum
                                                               Supplemental Payment.

Minimum Supplemental Payment:                                  If the pricing supplement includes a Minimum Supplemental
                                                               Payment amount, the Supplemental Payment per $1,000
                                                               principal amount of notes will equal at least the amount
                                                               specified as the Minimum Supplemental Payment.

Maximum Supplemental Payment:                                  If the pricing supplement includes a Maximum Supplemental
                                                               Payment amount, the Supplemental Payment per $1,000
                                                               principal amount of notes will equal no more than the amount specified as the Maximum Supplemental Payment.

Valuation Date(s):                                             A single date, or several dates, as specified in the pricing supplement, on which the Ending Spot Rate(s), the Currency
                                                               Return(s), the Ending Basket Level(s), and Basket Return(s)
                                                               are calculated. Any Valuation Date is subject to
                                                               postponement in the event of certain Market Disruption
                                                               Events and as described under "Description of Notes --
                                                               Payment at Maturity."

Participation Rate:                                            The amount set forth in the pricing supplement.

Maturity Date:                                                 The stated maturity date specified in the pricing
                                                               supplement, subject to the business day convention specified therein. The maturity date of the notes is subject to
                                                               postponement in the event of certain Market Disruption
                                                               Events and as described under "Description of Notes --
                                                               Supplemental Payment at Maturity."

Off-Set Amount:                                                If specified in the pricing supplement, the Dollar or
                                                               percentage amount by which any Supplemental Payment will be reduced.

Periodic Interest Payments:                                    Unless otherwise specified in the pricing supplement, we
                                                               will not pay interest on your notes.

   INVESTING IN THE PRINCIPAL PROTECTED MEDIUM-TERM NOTES INVOLVES A NUMBER OF RISKS. SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE PS-10 OF THIS PRODUCT SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

   NONE OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ANY STATE SECURITIES COMMISSION NOR ANY STATE INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRODUCT SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY RELATED PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Product Supplement dated May 19, 2008

                              TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----

DESCRIPTION OF THE NOTES........................................................................................   PS-5
ADDITIONAL RISK FACTORS.........................................................................................   PS-10
CURRENCIES AND CURRENCY SPOT RATES..............................................................................   PS-15
ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................................   PS-16
PLAN OF DISTRIBUTION............................................................................................   PS-18
ERISA CONSIDERATIONS............................................................................................   PS-18

   In making your investment decision, you should rely only on the information contained or incorporated by reference in this product supplement, the prospectus and the pricing supplement for your notes. We have not authorized anyone to give you any additional or different information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any Agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this product supplement, the prospectus and the pricing supplement, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

   In this product supplement and the accompanying prospectus, "we," "us" and "our" refer to Hartford Life Insurance Company, a life insurance company organized under the laws of Connecticut, unless the context requires otherwise.

   The notes described in each pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The pricing supplement, this product supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

                           DESCRIPTION OF THE NOTES

   THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF THE NOTES SET FORTH UNDER THE HEADINGS "DESCRIPTION OF THE NOTES" IN THE ACCOMPANYING PROSPECTUS. A SEPARATE PRICING SUPPLEMENT WILL DESCRIBE THE TERMS THAT APPLY SPECIFICALLY TO AN OFFERING OF THE NOTES, INCLUDING ANY CHANGES TO THE TERMS SPECIFIED BELOW. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS PRODUCT SUPPLEMENT HAVE THE MEANINGS ASSIGNED IN THE ACCOMPANYING PROSPECTUS. FOR THE PURPOSES OF THIS PRODUCT SUPPLEMENT AND EACH PRICING SUPPLEMENT, THE TERM "NOTE" REFERS TO EACH $1,000 PRINCIPAL AMOUNT OF OUR PRINCIPAL PROTECTED MEDIUM-TERM NOTES WITH A RETURN LINKED TO THE SPOT RATES OF ONE OR MORE CURRENCIES.

GENERAL

   The notes are direct, unsecured, senior obligations of Hartford Life Insurance Company the principal protected return of which is linked to the change in value of one or more Currencies (a "Basket") relative to the value of the Dollar.

   The notes will be issued by Hartford Life Insurance Company under an indenture, dated September 8, 2006, as may be amended or supplemented from time to time, between us and The Bank of New York Trust Company, N.A., as successor indenture trustee to JPMorgan Chase Bank, N.A. (the "trustee"). The notes will all have a stated maturity that is more than one year from their date of issuance.

   We typically hedge our obligations under the notes by entering into a swap transaction with the lead Agent as the swap counterparty. In turn, the swap counterparty may hedge its obligations on that swap transaction by purchasing Currencies or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of the Currencies, and may adjust these hedges by, among other things, purchasing or selling Currencies or exchange-traded funds or Currencies or other derivative instruments with returns linked to Currencies at any time. If our swap transaction was to be terminated, we may hedge our obligations by engaging in any of the hedging activities described above.

   If specified in the pricing supplement, the notes may pay interest at a fixed or floating rate prior to maturity. We will pay you at maturity the principal amount of $1,000 for each $1,000 principal amount of the notes and, if specified in the pricing supplement, accrued and unpaid interest. In addition, at maturity, you may receive a Supplemental Payment, calculated as set out below.

SUPPLEMENTAL PAYMENT AT MATURITY

   The return on your notes is linked to the performance of the Basket over the term of the notes. The Maturity Date for the notes will be set forth in the pricing supplement and is subject to adjustment as described below, if the final Valuation Date is postponed as described below under "Valuation Date(s)". We will specify, in the pricing supplement, the Participation Rate, any Minimum Supplemental Payment, any Maximum Supplemental Payment and any other applicable terms.

   At maturity you may receive, in addition to the principal amount of your note, a Supplemental Payment as described below. This amount may be zero unless a Minimum Supplemental Payment applies and will be no more than the Maximum Supplemental Payment, if any. The stated maturity date will be specified in the pricing supplement. If the stated Maturity Date (as specified in the pricing supplement) is not a Business Day, then the Maturity Date will be the next succeeding Business Day following such stated Maturity Date, but no additional interest will accrue or be payable as a result of the delayed payment. If, due to a Market Disruption Event, the final Valuation Date is postponed, the Maturity Date will be postponed by the same number of days as the final Valuation Date, unless otherwise specified in the pricing supplement. We describe Market Disruption Events under "Market Disruption Events."

   The "Supplemental Payment" per $1,000 principal amount paid at maturity, unless otherwise specified in the pricing supplement will be:

 Supplemental Payment = ($1,000 x Basket Return x Participation rate) -
                                 Off-Set Amount

PROVIDED that the Supplemental Payment will not be less than zero or the Minimum Supplemental Payment, if applicable, or greater than the Maximum Supplemental Payment, if applicable.

   The "Participation Rate" will be a percentage, which may be more or less than 100%, as specified in the pricing supplement.

   The "Off-Set Amount", if any, is specified in the pricing supplement, and reduces the amount of the Supplemental Payment. The Off-Set Amount will be expressed either as a dollar amount per $1,000 principal amount of notes or as a percentage of principal amount.

   The "Minimum Supplemental Payment," if applicable, will be expressed either as a fixed dollar amount per $1,000 principal amount of notes or as a percentage of principal amount, as specified in the pricing supplement.

   The "Maximum Supplemental Payment," if applicable, will be expressed either as a fixed dollar amount per $1,000 principal amount of notes or as a percentage of principal amount, as specified in the pricing supplement.

   On any Business Day (as defined below), the Currency Return for each of the Currencies included in the Basket is calculated as follows, unless otherwise specified in the pricing supplement:

         Currency Return =   Ending Spot Rate - Initial Spot Rate
                             ------------------------------------
                                       Initial Spot Rate

   The Currency Return reflects the performance of the respective Currency, expressed as a percentage, from the relevant initial level to the relevant closing level on such Business Day. For example, if the Initial Spot Rate for a Currency was 1.9748 and the Ending Spot Rate for that Currency was 2.2710, and the note was a "bullish" note, the Currency Return would equal:


         Currency Return =   [2.2710 - 1.9748] / 1.9748
                             = 0.2962 / 1.9748
                             = 15%

   Unless otherwise specified in the pricing supplement, the Basket Closing Level on any Business Day (defined below) will be calculated as follows:

 Basket Closing Level = 100 x [1 + [SIGMA] (each Currency Return x each
                              Currency Weighting)]

   Unless otherwise specified in the pricing supplement, the "Basket Return," as calculated by the Calculation Agent, is the percentage change in the Currency Spot Rates of the Basket calculated by applying the following formula to the Basket Closing Level on the Valuation Date, or the arithmetic average of the Basket Closing Levels on the Valuation Dates, or such other date or dates as specified in the pricing supplement (the "Ending Basket Level").


          Basket Return =   Ending Basket Level - 100
                            -------------------------
                                      100

   The pricing supplement will specify the Currency Weighting of each Currency in the Basket which, unless otherwise specified will be fixed for the term of the notes. For example, if the pricing supplement specifies that the Basket will consist of three Currencies, with the respective Currency Returns and Weightings as follows:

                                                                 CURRENCY    CURRENCY
                           CURRENCY                              WEIGHTING    RETURN
                 -----------------------------------------------------------------------


                     British Pound (GBP)                            30%        +15%
                          Euro (EUR)                                50%        +12%
                      Swiss Franc (CHF)                             20%        -5%

   then the Basket Closing Level is:


          Basket Closing Level   = 100 x [1 + (0.15 x 0.30) + (0.12 x 0.50) + (-0.05 x 0.20)]
                                 = 100 x [1+ 0.045 + 0.06 - 0.01]
                                 = 109.50

   A "Business Day" for each Currency is, unless otherwise specified in the pricing supplement, any day other than a Saturday or Sunday, as determined by the Calculation Agent, on which banking business is generally conducted in New York City and in the Principal Financial Center for each Currency, as specified in the pricing supplement.

   The "Valuation Date(s)" will be a single date, or several dates, as specified in the pricing supplement, on which the Ending Spot Rate(s), the Currency Return(s), the Ending Basket Level(s), and Basket Return(s) are calculated.

   If a Valuation Date is not a Business Day, the applicable Valuation Date is postponed to the immediately succeeding Business Day. Further, if there is a Market Disruption Event on a day that otherwise would be a Valuation Date, the applicable Valuation Date will be postponed to the next succeeding Business Day, during which no Market Disruption Event shall have occurred or is continuing; PROVIDED, however, that in no event will the applicable Valuation Date be postponed by more than ten scheduled Business Days following the originally scheduled Valuation Date.

EXAMPLES OF SUPPLEMENTAL PAYMENT AMOUNT DETERMINATION

   The Supplemental Payment depends on the Ending Basket Level on the Valuation Date(s) and, as specified in the pricing supplement, the Participation Rate and the Off-Set Amount, if applicable. Because the Ending Basket Level may be subject to different weighting combinations, it is not practical to present a chart or table illustrating a complete range of possible payments on the Maturity Date. The examples of HYPOTHETICAL payment calculations that follow are intended to illustrate the effect of general trends in the level of the Basket on the Supplemental Payment payable at maturity for $1,000 principal amount of the notes on the dates and using the variables as stated. Because these examples are based on HYPOTHETICAL assumptions, such as the hypothetical specific Ending Basket Level on the Valuation Date(s), which may not reflect the actual performance of the Basket during the term of the notes, the returns set forth in the tables may not reflect the actual returns. Each of the HYPOTHETICAL examples is based upon a Participation Rate of 90%. The formula to calculate the Supplemental Payment is as follows:

       Supplemental Payment = Principal Amount x [(Basket Return x Participation Rate) - Off-Set Amount],

       subject to any Maximum or Minimum Supplemental Payment per $1,000 principal amount of notes that is specified in the pricing supplement.

If the above formula results in a negative number, there is no Supplemental Payment and you will receive a payment equal to the principal amount of your note. This formula is illustrated by the following examples:

EXAMPLE 1 -- The hypothetical Ending Basket Level is 50% of the Initial Basket Level (No Off-Set Amount, Minimum Supplemental Payment, or Maximum Supplemental Payment):


Initial Basket Level:                                   100.00
Hypothetical Ending Basket Level:                        50.00


[$1,000 x     ((50 - 100) x 90%)] - $0.00 =  - $450.00
                --------
                  100

As the formula results in a negative number, there is no Supplemental
Payment.

EXAMPLE 2 -- The hypothetical Ending Basket Level is 120% of the Initial Basket Level (No Off-Set Amount, Minimum Supplemental Payment, or Maximum Supplemental Payment):


Initial Basket Level:                                   100.00
Hypothetical Ending Basket Level:                       120.00


[$1,000 x  ((120 - 100)  x 90%)]  - $0.00  = $180.00
             ---------
               100

The Supplemental Payment is $180.00.

EXAMPLE 3 -- The hypothetical Ending Basket Level is 110% of the Initial Basket Level and the Minimum Supplemental Payment per $1,000 principal amount of notes is $200.00 (No Off-Set Amount or Maximum Supplemental Payment):


Initial Basket Level:                                   100.00
Hypothetical Ending Basket Level:                       110.00


[$1,000 x ((110 - 100)  x 90%)]  - $0.00 = $90.00
            ---------
                 100

As the $90.00 resulting from the formula is less than the Minimum
Supplemental Payment of $200.00 per $1,000 principal amount of notes, the Supplemental Payment is $200.00.

EXAMPLE 4 -- The hypothetical Ending Basket Level is 150% of the Initial Basket Level and the Maximum Supplemental Payment per $1,000 principal amount of notes is $400.00 (No Off-Set Amount or Minimum Supplemental Payment):


Initial Basket Level:                                   100.00
Hypothetical Ending Basket Level:                       150.00


[$1,000 x ((150 - 100) x 90%)] - $0.00 = $450.00
            ---------
               100

As the $450.00 resulting from the formula exceeds the Maximum Supplemental Payment of $400.00 per $1,000 principal amount of notes, the Supplemental Payment is $400.00.

EXAMPLE 5 -- The hypothetical Ending Basket Level is 150% of the Initial Basket Level and the Off-Set Amount is $100 per $1,000 of principal amount (No Minimum Supplemental Payment or Maximum Supplemental Payment):


Initial Basket Level:                                   100.00
Hypothetical Ending Basket Level:                       150.00


[$1,000 x ((150 - 100) x 90%)] - $100.00 = $350.00
            ---------
              100

After adjusting for the $100 Off-Set Amount, the Supplemental Payment is
$350.00.

PERIODIC INTEREST PAYMENTS AND MATURITY DATE

   If the pricing supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such pricing supplement and in accordance with the terms of the accompanying prospectus. No such interest shall accrue on any Supplemental Payment. If the Maturity Date is adjusted as the result of a Market Disruption Event or otherwise, the payment of interest due on the maturity date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

CALCULATION AGENT

   The Calculation Agent will be as specified in the pricing supplement. The Calculation Agent will determine, each Initial Spot Rate, each Ending Spot Rate, each Currency Return, each Basket Closing Level, the Ending Basket Level, the Basket Return and the Supplemental Payment, if any, and, if the notes bear interest at a floating rate, the Calculation Agent (or such other party as set forth in the pricing supplement) will determine such rate in accordance with the accompanying prospectus. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of a Currency and whether there has been a material change in the method of calculation of a Currency Return. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and on us. We may appoint a different Calculation Agent, including us or our affiliates, from time to time after the date of the pricing supplement without your consent and without notifying you.

   Spot Rates for deliverable Currencies are normally determined by the Calculation Agent as observed through trades through Electronic Broking Services, Reuters Dealing 3000. Spot Rates for non-deliverable Currencies are normally determined by the Calculation Agent by reference to an "indicative survey" for that Currency. The precise "indicative survey" will be identified in the pricing supplement. The pricing supplement will also indicate the time during the day that a Spot Rate will be determined. If the normal price sources are not available, then the Spot Rate is calculated as the arithmetic mean of the applicable Spot Rate quotations secured by the Calculation Agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale for settlement two Business Days later. If fewer than two dealers provide such Spot Rate quotations, then such Spot Rate is calculated as the arithmetic mean of the applicable Spot Rate quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the sale by such banks of the settlement two Business Days later. If these Spot Rate quotations are available from fewer than three such banks, then the Calculation Agent, in its sole discretion, shall determine which Spot Rate is available and reasonable to be used. If no Spot Rate quotation is available, then such Spot Rate is the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.

   All calculations with respect to the Initial Spot Rate, Initial Basket Level, the Ending Basket Level, the Basket Return, Ending Spot Rate, or any Basket Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (E.G., .876545 would be rounded to ..87655); all dollar amounts related to the determination of the Supplemental Payment payable at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (E.G., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

MARKET DISRUPTION EVENTS

   Certain events may prevent the Calculation Agent from calculating the Spot Rate of a Currency on any Valuation Date and, as a result, the Calculation Agent would not be able to calculate the Basket Return and the Supplemental Payment, if any, payable to you at maturity. We refer to these events individually as a "Market Disruption Event."

   With respect to the Dollar and each Currency or any relevant successor Currency, a "Market Disruption Event," unless otherwise specified in the pricing supplement, means:

     o a day on which it becomes impossible to obtain a Spot Rate from the Electronic Broking Services, Reuters Dealing 3000, with respect to a non-deliverable Currency, or another source specific to such non-deliverable Currency; or

     o a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m. in the Principal Financial Center for a particular Currency two Business Days prior to the Final Valuation Date;

in each case as determined by the Calculation Agent in its sole discretion provided, that with respect to any series of notes, the Calculation Agent determines, in its sole discretion, that the event(s) described above materially interfered with our ability or the ability of any of our hedging counterparty or the affiliates of either to adjust or unwind all or a material portion of any hedge with respect to such series of notes.

   If a Market Disruption Event occurs with respect to one or more Currencies, the Valuation Date for the affected Spot Rate(s) will be postponed to the next succeeding Business Day for that Currency on which the Calculation Agent determines that a Market Disruption Event does not occur or is not continuing. However, in no event will the Valuation Date for any Currency be postponed by more than ten scheduled Business Days. If the final Ending Spot Rate for a Currency cannot be calculated as of the tenth scheduled Business Day following the originally scheduled Valuation Date, then on such tenth scheduled Business Day, the Calculation Agent will determine the final Ending Spot Rate for each such Currency in a commercially reasonable manner in accordance with general market practice, taking into consideration all available information that in good faith it deems relevant. If the determination of the final Ending Spot Rate of a Currency on the Valuation Date is postponed due to a Market Disruption Event, the Maturity Date for the notes also will be postponed by the same number of Business Days. If a Currency is no longer available due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no Spot Rate for the applicable Currency, the Calculation Agent will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

   If a Currency is converted into, or there is substituted for the Currency, another currency (the "New Currency") pursuant to applicable law or regulation (the "Relevant law"), the New Currency will be substituted in place of the Currency at the conversion rate prescribed in the Relevant law at the time of such substitution.

ALTERNATE SUPPLEMENTAL PAYMENT CALCULATION IN CASE OF AN EVENT OF DEFAULT

   Unless otherwise specified in the pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per each $1,000 principal amount of the notes upon any acceleration of the notes will be equal to $1,000 plus the Supplemental Payment, if any, which will be calculated as if the date of acceleration were the final Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the Business Days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates, unless otherwise specified in the pricing supplement.

                           ADDITIONAL RISK FACTORS

   YOUR INVESTMENT IN THE NOTES WILL INVOLVE CERTAIN RISKS. THE NOTES MAY NOT PAY INTEREST AT OR PRIOR TO MATURITY UNLESS OTHERWISE SPECIFIED IN THE PRICING SUPPLEMENT. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN ANY OF THE CURRENCIES OR IN OTHER INVESTMENTS DENOMINATED IN THOSE CURRENCIES. IN ADDITION, YOUR INVESTMENT IN THE NOTES ENTAILS OTHER RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING DISCUSSION OF RISKS BEFORE YOU DECIDE THAT AN INVESTMENT IN THE NOTES IS SUITABLE FOR YOU. FURTHER RISK FACTORS ASSOCIATED WITH A PARTICULAR CURRENCY MAY BE DESCRIBED IN THE PRICING SUPPLEMENT.

THE NOTES DIFFER FROM CONVENTIONAL DEBT SECURITIES AND MAY NOT PAY MORE THAN THE APPLICABLE PRINCIPAL AMOUNT AT MATURITY.

   The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total Payment at Maturity may be based on the performance of the Basket rather than the interest rate we will pay you.
Where the pricing supplement does not provide for interest payments, if the Ending Basket Level does not equal or exceed the Initial Basket Level, at maturity you may receive only $1,000 (plus, if specified in the pricing supplement, the Minimum Supplemental Payment) for each $1,000 principal amount of the notes. This will be true even if the value of the Basket was higher than the Initial Basket Level at some time over the term of the notes but later falls below the Initial Basket Level. If interest payments are made on your notes, they may accrue interest at a rate lower than that payable for other debt securities with a comparable maturity.

   Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Supplemental Payment, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE ENDING BASKET LEVEL MAY BE LESS THAN THE BASKET CLOSING LEVEL AT OTHER TIMES DURING THE TERM OF THE NOTES.

   Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more specified Valuation Date(s) during the term of the notes, the level of the Basket at various other times during the term of the notes could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Valuation Date(s)). For example, when the Valuation Date of the notes is near the end of the term of the notes, if the Basket levels increase or remain relatively constant early in the term of the notes and then decrease below the Initial Basket Level, near the end of the term of the note, the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Valuation Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested in the Currencies or in contracts relating to the Currencies for which there is an active secondary market.

IF APPLICABLE, THE APPRECIATION POTENTIAL OF THE NOTES WILL BE LIMITED BY ANY MAXIMUM SUPPLEMENTAL PAYMENT OR ANY OFF-SET AMOUNT.

   If the pricing supplement specifies a Maximum Supplemental Payment or an Off-Set Amount, the appreciation potential of the notes is limited to such features. Accordingly, the appreciation potential of the notes will be limited to the Maximum Supplemental Payment even if the Supplemental Payment calculated with reference to the Basket Return and Participation Rate would be greater than the Maximum Supplemental Payment. Similarly the Supplemental Payment will be reduced by any Off-Set Amount.

THE CURRENCIES MAY NOT BE EQUALLY WEIGHTED.

   If the Basket is composed of multiple Currencies, each may have a different weight in determining the value of the Basket based on the Currency
Weightings specified in the pricing supplement. For example, the pricing supplement may specify that the Currency Weightings are 30%, 50%, and 20%, respectively. One consequence of such an unequal weighting of the Basket is that the same percentage change in two of the Currencies may have a different effect on the Basket Closing Level.

THE WEIGHT OF EACH CURRENCY MAY BE DETERMINED ON A DATE OTHER THAN THE PRICING DATE.

   If so specified in the pricing supplement, the weight of each Currency in the Basket may be determined on a date or dates other than the pricing date. For example, the pricing supplement may specify that the weights of the Currencies in the Basket will be determined based on the relative magnitude of the Basket Return for each Currency on a specified date. As a result, if the pricing supplement so specifies, you will not know the weight assigned to each Currency until a date later than the pricing date, and you may not know the weight assigned to each Currency in the Basket prior to the final Valuation Date.

CHANGES IN THE VALUE OF THE CURRENCIES MAY OFFSET EACH OTHER.

   If your notes are linked to a Basket composed of several Currencies, price movements in the respective Currencies may not correlate with each other. At a time when the value of one or more of the Currencies increase, the value of the other Currencies may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Currencies may be moderated, or more than offset, by lesser increases or declines in the level of the other Currency or Currencies, particularly if the Currency or Currencies that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Initial Basket Level. Unless the pricing supplement provides for interest payments or a Minimum Supplement Payment, if the Basket Return is flat or negative, you will only receive the principal amount of your notes at maturity.

THE BASKET MAY CONSIST OF ONLY ONE CURRENCY.

   In certain cases, only one Currency may compose the entire Basket. If only one Currency is specified in the pricing supplement, that Currency is weighted as 100% of the Basket. In such cases, the Basket Closing Level will be determined with respect to the Spot Rate for that single Currency, as applicable, and changes in other Currencies will have no effect on the Basket Closing Level.

IF THE PARTICIPATION RATE IS LESS THAN 100%, THE SUPPLEMENTAL PAYMENT WILL BE LIMITED BY THE PARTICIPATION RATE.

   If the Participation Rate is less than 100% and the Ending Basket Level exceeds the Initial Basket Level, the Supplemental Payment you receive at maturity will equal only a percentage, as specified in the pricing supplement, of the Basket performance above the Initial Basket Level. Under these circumstances, the Supplemental Payment you receive at maturity will not fully reflect the performance of the Basket.

THE NOTES ARE DESIGNED TO BE HELD TO MATURITY.

   The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the date of the issuance of the notes. The hypothetical returns described herein or in the pricing supplement assume that your notes are held to maturity.

SECONDARY TRADING MAY BE LIMITED.

   Unless otherwise specified in the pricing supplement, the notes will not be listed on a securities exchange or included in any inter-dealer market quotation system. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily. Moreover, we expect that transaction costs for a sale of notes in any secondary market would be high.

   The lead Agent may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which the Agent is willing to buy the notes. If at any time the lead Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

THE INCLUSION IN THE ORIGINAL ISSUE PRICE OF THE COST OF HEDGING OUR OBLIGATIONS UNDER THE NOTES AND SELLING AGENT COMMISSIONS IS LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY.

   While the Payment at Maturity will be based on the applicable principal amount of your notes as described in the pricing supplement, the original issue price of the notes reflects commissions paid to selling agents and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price at which you may be able to sell your notes in a secondary market transaction, if at all, will likely be lower than the original issue price.

IF WE OR THE LEAD AGENT OR EITHER OF OUR AFFILIATES SERVE AS CALCULATION AGENT, THE CALCULATION AGENT MAY HAVE ADVERSE ECONOMIC INTERESTS TO THE HOLDERS OF THE NOTES, PARTICULARLY WHERE WE OR OUR AFFILIATES, AS THE CALCULATION AGENT, EXERCISE DISCRETION.

   As Calculation Agent, we or the lead Agent or either of our affiliates will determine each Initial Spot Rate, each Ending Spot Rate, each Currency
Return, each Basket Closing Level, the Ending Basket Level, the Basket Return and the Supplemental Payment, if any, that we will pay you at maturity. The Calculation Agent is also responsible for determining whether a Market Disruption Event has occurred, whether any of the Currencies have been discontinued and whether there has been a material change in the method of calculation of any of the Spot Rates. In performing these duties, we or our affiliates may have interests adverse to your interests and, which may affect your return.

THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE
FACTORS.

   Many economic and market factors may influence the market value of the notes, often in complex, interrelated ways. We expect that, generally, the Spot Rate of the Currencies and interest rates on any day will affect the market value of the notes more than any other single factor. However, you should not expect the market value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The market value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

     o the expected volatility (frequency and magnitude of changes in value) in the relevant Currencies;

     o  the time to maturity of the notes;

     o interest and yield rates in the market generally. In general, if United States interest rates increase, the trading value of the notes may decrease. If interest rates increase or decrease in markets based on the Dollar or the other Currencies, the trading value of the notes may be adversely affected. Interest rates may also affect the economies of the United States and the relevant countries and in turn, the respective Spot Rates, and therefore, the trading value of the notes;

     o economic, financial, political, regulatory or judicial events that affect the countries of the Currencies and which may affect the Basket Closing Level on any Valuation Date;

     o the Spot Rate and the volatility of the Spot Rate among each of the Currencies in the Basket. If the volatilities of the relevant Currencies increase or decrease, the trading value of the notes may be adversely affected;

     o changes in correlation (i.e., the extent to which the Spot Rates increase or decrease in tandem) between the Spot Rates;

     o suspension or disruption of market trading in any or all of the Currencies' market disruptions (see "Description of the Notes -- Market Disruption Events."); and

     o our creditworthiness, including actual or anticipated downgrades of our credit rating.

   These factors will influence the price you will receive if you sell your notes before maturity. If you sell your note before maturity, you may receive less than the principal amount of your note.

   The future performance of any or all of the Currencies cannot be predicted based on their historical performance. The Ending Basket Level may be equal to or below the Initial Basket Level, in which event you will only receive the applicable principal amount of your notes at maturity unless the pricing supplement provides for Periodic Interest Payments or Minimum Supplemental Payments.

THE NOTES ARE SUBJECT TO FOREIGN EXCHANGE RISK.

   Currency Spot Rates vary over time, and may vary considerably during the term of the notes. The value of each Currency is at any moment a result of the supply and demand for such Currency. Changes in Spot Rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Currencies' countries and economic and political developments in other relevant countries.

   Of particular importance to potential currency exchange risk are:

     o  existing and expected rates of inflation;

     o  existing and expected interest rate levels;

     o the balance of payments among the countries using a Currency and between those countries and their major trading partners; and

     o the extent of governmental surplus or deficit in the countries using a Currency.

   All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the countries using a Currency and those of other countries important to international trade and finance.

EVEN THOUGH CURRENCIES TRADE AROUND THE CLOCK, YOUR NOTES WILL NOT, AND THE PREVAILING MARKET PRICES FOR YOUR NOTES MAY NOT REFLECT THE UNDERLYING CURRENCY PRICES AND RATES.

   The interbank market for the Dollar and many other Currencies is a global, around-the-clock market. However, the hours of trading, if any, for the notes may not reflect the hours during which Currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be promptly reflected in the market price, if any, of the notes.

   There is no systematic reporting of last-sale information for Currencies. Reasonable current bid and offer information is available in certain broker's offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the Dollar relative to other Currencies, as determined by the Calculation Agent. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

   In addition, certain relevant information relating to the originating countries for a Currency may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of a Currency and must be prepared to make special efforts to obtain that information on a timely basis.

THE BASKET IS NOT A RECOGNIZED MARKET INDEX AND MAY NOT ACCURATELY REFLECT GLOBAL MARKET PERFORMANCE.

   The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the notes and will be calculated solely during the term of the notes. The value of the Basket and the Basket performance, however, will not be published during the term of the notes. The Basket does not reflect the performance of major securities or Currency markets, and may not reflect actual global market performance of any comparable investment.

GOVERNMENT POLICY CAN ADVERSELY AFFECT SPOT RATES AND AN INVESTMENT IN THE
NOTES.

   Spot Rates can either be fixed by sovereign governments or floating. Spot Rates of most economically developed nations are permitted to float in value relative to the United States dollar. However, governments sometimes do not allow their Currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the Spot Rates of their respective Currencies. They may also issue a new Currency to replace an existing Currency or alter the Spot Rate or relative exchange characteristics by devaluation or revaluation of a Currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined Currency valuation, fluctuations in response to other market forces and the movement of Currencies across borders. There will be no adjustment or change in the terms of the notes in the event that Spot Rates should become fixed, or in the event of any devaluation or revaluation or imposition or exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement Currency or in the event of other developments affecting the applicable underlying Spot Rate.

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN.

   The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Valuation Date and calculating the Payment at Maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. In addition, if we are acting as the Calculation Agent and, in our sole discretion, we determine that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Valuation Dates and the Maturity Date will be postponed and the return or the market value of your notes may be adversely affected. See "Description of the Notes -- Market Disruption Events."

ANY GAIN UPON THE SALE OF A NOTE WILL BE ORDINARY INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES.

   If you are subject to U.S. federal income tax, any gain you realize upon the sale of a note generally will not be eligible for treatment as a capital gain. Rather, you will generally be required to treat any such gain as interest income for U.S. federal income tax purposes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in this product supplement and consult your tax adviser regarding your particular circumstances.

THE NOTES WILL BE CONTINGENT PAYMENT DEBT INSTRUMENTS FOR U.S. FEDERAL INCOME TAX PURPOSES.

   The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, the notes will be treated as issued with original issue discount and you will be required to accrue such original issue discount as interest income for such purposes, regardless of your method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

   We will specify in the pricing supplement our determination of the "comparable yield" for a note, as well as a "projected payment schedule", which you will need to determine your taxable income, as well as a "tax accrual schedule" to help you compute your taxable income. If a note does not pay fixed interest, the projected payment schedule will typically be a single Payment at Maturity. If fixed interest is paid, the projected payment schedule will also include those interest payments.

   For example, if on May 1, 2008, we issued a five year note with no fixed interest payments and a comparable yield that we determined to be 4.0200%, compounded annually, we would use this yield to provide you with a projected payment schedule, per $1,000 of the notes, that consists of one payment of $1,217.81 on the Maturity Date and we would also provide you with the following tax accrual schedule:

                                                                        Cumulative accrued
                  Calendar                       Accrued OID per              OID per
                    Year                           $1,000 note          $1,000 note through
                                                                              Year-end
           ---------------------------------     ---------------        -------------------

            2008 (from 5/1)                           $26.85                  $ 26.85
            2009                                      $41.28                  $ 68.13
            2010                                      $42.93                  $111.06
            2011                                      $44.62                  $155.68
            2012                                      $46.51                  $202.19
            2013 (to 5/1)                             $15.62                  $217.81

   A calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include the amount in the center column in his or her taxable income each year. At maturity, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for 2013, the year of maturity. If the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in 2013 to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to the Maturity Date the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed), special rules may apply.

   NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT, IF ANY, THAT WE WILL PAY ON THE NOTES.

   You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in this product supplement and consult your tax adviser regarding your particular circumstances.

                      CURRENCIES AND CURRENCY SPOT RATES

   A Currency Spot Rate is the rate at which one Currency can be exchanged for another Currency. In the United States, the term "Foreign Currency Exchange Rate" or "Foreign Currency Spot Rate" generally means a rate at which United States Dollars ("Dollars") can be exchanged for another specified Currency.
As used in this Product Supplement, the term "Spot Rate" means either the rate at which a Currency can be exchanged for Dollars or the rate at which Dollars can be exchanged for that Currency.

   Specific Spot Rates are typically abbreviated using a three letter Currency abbreviation for the two Currencies being exchanged. The abbreviation for the Dollar is "USD". It is important to note the order in which Currency abbreviations are listed when a specific Spot Rate is described. For example, if the Spot Rate for the Great Britain's pound ("GBP") is expressed as the "GBP/USD Spot Rate", this is the Spot Rate that reflects the number of Dollars that can be exchanged for one British pound. On May 1, 2008, the GBP/USD Spot Rate was 1.9748. If the Spot Rate is expressed as the "USD/GBP Spot Rate", this is a different Spot Rate that reflects the number of British pounds that can be exchanged for one Dollar. On May 1, 2008, the USD/GBP Spot Rate was 0.5064.

   If the abbreviation for the Dollar appears first in the description of the Spot Rates for the note (e.g., "USD/GBP Spot Rate"), the note can be described as a "bearish" note and is likely to generate a Supplemental Payment if, over the term of the note, the value of the other Currency depreciates relative to the value of the Dollar. Conversely, if the abbreviation for the Dollar appears second in the description of the Spot Rate for the note (e.g., "GBP/USD Spot Rate"), the note can be described as a "bullish" note and is likely to generate a Supplemental Payment if, over the term of the note, the value of the other Currency appreciates relative to the value of the Dollar. The pricing supplement for a note will describe whether a Supplemental Payment is dependent on the appreciation of the Dollar or the depreciation of the Dollar.

   The Spot Rates of most economically developed nations, including the United States, are "floating," meaning they are permitted to fluctuate in value relative to the Dollar. These Currencies are sometimes referred to as "deliverable" Currencies. However, governments of other nations, from time to time do not allow their currencies to float freely in response to economic forces. Such governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the Spot Rates of their respective Currencies. Governments may also issue a new Currency to replace an existing Currency or alter the Spot Rate or relative exchange characteristics by devaluation or revaluation of a Currency. These Currencies are sometimes referred to as "non-deliverable" Currencies.

Purchasing a note linked to "non-deliverable" Currencies can involve greater risk. The liquidity, trading value and amounts payable with respect to these Currencies could be affected by the actions of such sovereign governments, which could change or interfere with theretofore freely determined Currency valuation, fluctuations in response to other market forces and the movement of Currencies across borders. There will be no adjustment or change in the terms of a note if a Spot Rate becomes fixed, or if a replacement Currency is issued.

     ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders of the notes who purchase the notes at their issue price (i.e., the first price at which a substantial amount of the notes of a series are sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under U.S. federal income tax laws, such as certain financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities, tax-exempt entities, certain former citizens or residents of the U.S., holders who hold the notes as part of a "straddle," "hedging," "conversion" or other integrated transaction, holders who mark their securities to market for U.S. federal income tax purposes or holders whose functional currency is not the Dollar. In addition, this discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.

   This discussion is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The statements set forth in this discussion, to the extent they summarize matters of U.S. federal income tax law or state legal conclusions with respect thereto, represent the opinion of Debevoise & Plimpton LLP. This discussion does not describe the tax consequences of holding a note that does not provide for the repayment in all circumstances of 100% of principal, a note with a maturity of one year or less or a note with an issue price in excess of its principal amount. This discussion also applies only if the present value, at the time of issuance, of the payment of principal at maturity plus the present value of any interest payments (all of which are denominated in Dollars) exceeds the present value, at issuance, of the projected Supplemental Payment (which is determined with reference to Currencies). A general summary of any materially different federal income tax considerations relating to any such note will be included in the pricing supplement.

   For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes, and U.S. Holders and Non-U.S. Holders are referred to collectively as "holders."

   If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and its partners will generally depend upon the status and activities of the partnership and its partners. A prospective purchaser of a note that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations to it and its partners of the purchase, ownership and disposition of the notes.

   PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

   A note will be treated as "contingent payment debt instrument" for U.S. federal income tax purposes, with the consequences described below. Under the original issue discount ("OID") provisions of the Code and the Treasury

Regulations, U.S. Holders will be required to accrue as interest income the OID on the notes as described below, regardless of their method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

   We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the IRS. Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

   We will provide the comparable yield for a particular offering of notes, and the related projected payment schedule, in the pricing supplement for your note.

   NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT, IF ANY, THAT WE WILL PAY ON THE NOTES.

   For U.S. federal income tax purposes, a U.S. Holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the "IRS"). Regardless of a U.S. Holder's method of accounting, the U.S. Holder will be required to accrue as interest income OID on the notes at the comparable yield, adjusted as described immediately below.

   In addition to interest accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A net negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year will first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in income in the taxable year; and any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of net negative adjustments treated as ordinary loss on the note in prior taxable years.

   Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, retirement or other disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under
Section 67 of the Code.

   In general, a U.S. Holder of a note will have a tax basis in such note equal to the cost of such note to such U.S. Holder, increased by the amount includable in income as interest and reduced by any payments made on such note. Upon a sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize a gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder's tax basis in such note. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. A U.S. Holder that is an individual is entitled to preferential treatment for net long-term gains; however, the ability of a U.S. Holder to offset capital losses against ordinary income is limited.

   Special rules apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the Treasury Regulations. Generally, in this case a U.S. Holder would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. U.S. Holders should consult their own tax advisers concerning these special rules.

   PLEASE ALSO SEE THE DISCUSSION UNDER "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" "--NON-U.S. HOLDERS"; "--BACKUP WITHHOLDING AND INFORMATION REPORTING"; AND "--DISCLOSURE REQUIREMENTS FOR CERTAIN HOLDERS RECOGNIZING SIGNIFICANT LOSSES" STARTING AT PAGE 52 OF THE ACCOMPANYING PROSPECTUS.

                             PLAN OF DISTRIBUTION

   Under the heading "Plan of Distribution" in the accompanying prospectus is a discussion of the plan of distribution of the notes for sale by the purchasing agent specified in the pricing supplement, in accordance with the distribution agreement and the terms agreement to be entered into between us and the agents named therein.

                             ERISA CONSIDERATIONS

   Under the heading "ERISA Considerations" in the accompanying prospectus is a discussion of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and how it relates to the notes.